Exhibit 10.1

Veramark Technologies, Inc.
2011 Incentive Plan for Management and Key Employees

Overview

The Veramark Technologies, Inc. (the “Company”) 2011 Incentive Plan for Management and Key Employees (the “Plan”) is a cash bonus that will be paid to the Company’s eligible employees. A “Cash Bonus Pool” will be established based upon the Company’s “Adjusted Operating Income” for the calendar year 2011. Individual bonuses will be paid from the Cash Bonus Pool up to the amount in the pool.

Authorization and Administration

The Plan is approved by the Compensation Committee of the Board of Directors and administered by the Company’s CEO and CFO.

The Compensation Committee will approve the structure of the Plan and will approve the final determination of the total bonus pool based on the Adjusted Operating Income for the year 2011, as audited by the Company’s independent auditors.

The President and CEO will determine the allocation to employees of bonus pool funds.

Bonus pool funds will be distributed within 15 days of the approval and release of the Company’s 2011 financial results to the public.

Eligibility

Eligible employees will be identified by the President and CEO.

An individual must be a full-time employee of the Company in good standing at the time that the bonus funds are distributed. There is no accrual provision and all consideration for bonus payments are forfeited upon termination regardless of reason for such termination, even in the event the bonus amount was reported to the employee prior to the last day of employment.

Individuals covered by a sales commission plan are not eligible for participation.

The list of eligible employees as of March 2, 2011 (subject to change with hires, terminations, and job changes):

Named Officers:

Ronald C. Lundy, SVP of Finance and CFO

Thomas W. McAlees, SVP of Engineering and Operations

Joshua B. Bouk, SVP of Strategic Services

Veramark Technologies, Inc.
Corporate Headquarters: 1565 Jefferson Road, Suite 120, Rochester NY 14623
Georgia Office: 3060 Royal Boulevard South, Suite 115, Alpharetta, GA 30022
Phone: 585.381.6000 • Sales: 585.383.6806 • Fax: 585.383.6800 • eMail: info@veramark.com
Websites: www.veramark.com and www.call-accounting-solutions.com

Named Non-Officer Managers and Key Employees:

To be identified by the President and CEO.

Definitions

“Operating Income” means the Corporation’s net income before extraordinary items, interest, and taxes, as shown on the Company’s audited financial statements.

“Adjusted Operating Income” shall mean Operating Income adjusted for actual expenses accrued during the year in recording the Cash Bonus Pool liability

Cash Bonus Pool

The total Cash Bonus Pool will be determined based on the table below.

The Cash Bonus Pool shall be allocated such, that not less than 40% and no more than 60% of the total cash bonus pool, will be distributed to the Named Officers, and the remaining balance will be distributed to the Named Non-Officer Managers and Key Employees.

Adjusted Operating Income			Minumum	Maximum
Between		Rate	Pool	Pool
—	249,999	0.00%	—	—
250,000	499,999	12.00%	30,000	60,000
500,000	749,999	12.67%	63,000	95,000
750,000	999,999	13.33%	100,000	133,000
1,000,000	1,249,999	14.00%	140,000	175,000
1,250,000	1,499,999	14.40%	180,000	216,000
1,500,000	1,749,999	15.33%	230,000	268,000
1,750,000		16.00%	280,000

Veramark Technologies, Inc.
Corporate Headquarters: 1565 Jefferson Road, Suite 120, Rochester NY 14623
Georgia Office: 3060 Royal Boulevard South, Suite 115, Alpharetta, GA 30022
Phone: 585.381.6000 • Sales: 585.383.6806 • Fax: 585.383.6800 • eMail: info@veramark.com
Websites: www.veramark.com and www.call-accounting-solutions.com